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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Claire's Stores, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-58549) and Form S-8 (No. 333-42027) of Claire's Stores, Inc. of our report dated April 5, 2002, relating to the consolidated balance sheets of Claire's Stores, Inc. and subsidiaries as of February 2, 2002 and February 3, 2001, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the fiscal years ended February 2, 2002, February 3, 2001, and January 29, 2000 which report appears in the February 2, 2002 Annual Report on Form 10-K of Claire's Stores, Inc.

KPMG LLP

Fort Lauderdale, Florida
May 2, 2002